Fund name: Putnam AMT-Free Municipal Fund
1/31/12

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A    6,939
		Class B       63
		Class C      463


72DD2	Class M       17
          Class Y      321


73A1		Class A   0.310229
		Class B   0.263525
		Class C   0.252171

73A2		Class M   0.289944
		Class Y	0.327654

74U1		Class A   22,955
		Class B      221
		Class C    1,905

74U2		Class M       59
		Class Y	 1,395

74V1		Class A   15.47
		Class B   15.49
          Class C   15.51

74V2		Class M   15.51
		Class Y	15.48

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.